Exhibit 99.1

Investor Relations

News from Aon
Aon Reports Fourth Quarter and Full Year 2019 Results
Fourth Quarter Key Metrics From Continuing Operations and Highlights

•	Total revenue increased 4% to $2.9 billion, including organic revenue growth of 7%

•	Operating margin increased to 18.2%, and operating margin, adjusted for certain items, increased 210 basis points to 27.9%

•	EPS increased to $1.58, and EPS, adjusted for certain items, increased 17% to $2.53

•	Repurchased 2.3 million Class A Ordinary Shares for approximately $450 million

•
Subsequent to the close of the fourth quarter, the Company completed its acquisition of CoverWallet, expanding its position in the fast-growing commercial insurance market for small and medium-sized businesses, as well as the opportunity to leverage CoverWallet's platform to develop and scale innovative digital client experiences

Full Year Key Metrics From Continuing Operations and Highlights

•	Total revenue increased 2% to $11.0 billion, including organic revenue growth of 6%

•	Operating margin increased to 19.7%, and operating margin, adjusted for certain items, increased 250 basis points to 27.5%

•	EPS increased to $6.37, and EPS, adjusted for certain items, increased 12% to $9.17

•	Cash flows from operations increased 9% to $1,835 million and free cash flow increased 11% to $1,610 million

•	Repurchased 10.5 million Class A Ordinary Shares for approximately $2.0 billion

•	Completed all charges related to the restructuring program. The Company expects to deliver $580 million of annualized savings in 2020, reflecting a 39% return on investment prior to any reinvestment
LONDON - January 31, 2020 - Aon plc (NYSE: AON) today reported results for the three and twelve months ended December 31, 2019.
Net income from continuing operations attributable to Aon shareholders in the fourth quarter was $374 million, or $1.58 per share, compared to $276 million, or $1.13 per share, in the prior year period. Net income per share from continuing operations, adjusted for certain items, increased 17% to $2.53, including an unfavorable impact of $0.04 per share if the company were to translate prior year period results at current period foreign exchange rates ("foreign currency translation"), compared to $2.16 in the prior year period. Certain items that impacted fourth quarter results and comparisons with the prior year period are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share” on page 10 of this press release.
“Our fourth quarter results reflect strong operational and financial performance to finish the year, highlighted by organic revenue growth of 7%, including growth of 5% or greater in four of the five solutions lines, and substantial operating margin improvement of 210 basis points. For the full year, we delivered our strongest level of organic revenue growth in over 15 years and adjusted operating margin of 27.5%,” said Greg Case, Chief Executive Officer. “Our strong performance reflects continued momentum as we strategically position the firm to bring the best of global Aon to clients and execute against our Aon United strategy. We enter 2020 in a position of strength to continue to improve the long-term growth profile of the firm that we believe will unlock significant value for clients and shareholders.”

FOURTH QUARTER 2019 FINANCIAL SUMMARY
The fourth quarter financial results discussed herein represent performance from continuing operations unless otherwise noted.
Total revenue in the fourth quarter increased 4% to $2.9 billion compared to the prior year period driven by 7% organic revenue growth, partially offset by a 2% unfavorable impact from divestitures, net of acquisitions, and a 1% unfavorable impact from foreign currency translation.
Total operating expenses in the fourth quarter increased 4% to $2.4 billion compared to the prior year period due primarily to an increase in expense associated with 7% organic revenue growth, an increase in investments supporting growth initiatives across the portfolio, and a $51 million increase in restructuring charges, partially offset by $54 million of incremental savings from restructuring and other operational improvement initiatives, a $27 million favorable impact from foreign currency translation, and a $12 million decrease in expenses related to divestitures, net of acquisitions.
Restructuring expenses were $170 million in the fourth quarter, primarily driven by workforce reductions and other costs associated with restructuring and separation initiatives. All charges associated with the program have been completed as of the fourth quarter of 2019. In total, the Company incurred $1,433 million of expense, including $1,318 million of cash charges and $115 million of non-cash charges. In addition to the restructuring charges, the Company incurred $167 million of incremental capital expenditures, for a total cash investment of approximately $1,485 million associated with the three-year program. An analysis of restructuring and related costs by type is detailed on page 15 of this press release.
Restructuring savings in the fourth quarter from restructuring and other operational improvement initiatives are estimated to be $162 million, before any reinvestment, an increase of $54 million compared to the prior year period. Before any reinvestment of savings, restructuring and other operational improvement initiatives delivered estimated annualized savings of $529 million in 2019 and are expected to deliver estimated annualized savings of $580 million in 2020, an increase of $45 million from the previous estimated savings of $535 million in 2020. Incremental savings in 2020 are expected to be realized throughout the year and will be reported as part of overall operating performance.
Foreign currency exchange rates in the fourth quarter had a $7 million, or $0.03 per share, unfavorable impact on U.S. GAAP net income and an $8 million, or $0.04 per share, unfavorable impact on adjusted net income if the Company were to translate prior year quarter results at current quarter foreign exchange rates. The Company also incurred $6 million, or $0.02 per share, of net losses due to the unfavorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies recorded in other expense. If currency were to remain stable at today’s rates, we would expect an unfavorable impact of approximately $0.05 per share, or approximately $15 million reduction of operating income, in the first quarter of 2020.
Effective tax rate used in our U.S. GAAP financial statements for the fourth quarter was 13.4%, compared to 32.5% in the prior year period. After adjusting to exclude the applicable tax impact associated with certain non-GAAP adjustments, the adjusted effective tax rate for the fourth quarter of 2019 decreased to 15.7% compared to 16.5% in the prior year period, primarily driven by changes in the geographical distribution of income and a net favorable impact from discrete items. The prior year period also included a net favorable impact from discrete items. These adjustments are discussed in the "Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share" on page 10 of this press release.
Weighted average diluted shares outstanding decreased to 237.0 million in the fourth quarter compared to 245.0 million in the prior year period. The Company repurchased 2.3 million Class A Ordinary Shares for approximately $450 million in the fourth quarter. As of December 31, 2019, the Company had approximately $2.0 billion of remaining authorization under its share repurchase program.

FULL YEAR 2019 CASH FLOW SUMMARY
The full year 2019 cash flow summary provided below includes supplemental information related to free cash flow, which is a non-GAAP measure that is described in detail in "Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow" on page 9 of this press release.

Cash flows from operations for 2019 increased 9%, or $149 million, to $1,835 million compared to the prior year primarily driven by strong operational improvement, partially offset by approximately $130 million of net cash payments related to certain litigation settlements.
Free cash flow for 2019, defined as cash flow from operations less capital expenditures, increased 11%, or $164 million, to $1,610 million compared to the prior year, reflecting an increase in cash flow from operations and a $15 million decrease in capital expenditures.

FOURTH QUARTER 2019 REVENUE REVIEW
The fourth quarter revenue reviews provided below include supplemental information related to organic revenue, which is a non-GAAP measure that is described in detail in "Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow" on page 9 of this press release.

	Three Months Ended
(millions)	Dec 31, 2019	Dec 31, 2018	% Change	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth
Commercial Risk Solutions	$1,331	$1,273	5%	(2)%	—%	—%	7%
Reinsurance Solutions	187	162	15	(1)	1	(2)	17
Retirement Solutions	494	509	(3)	(1)	—	(5)	3
Health Solutions	585	558	5	(1)	—	1	5
Data & Analytic Services	291	271	7	(2)	—	3	6
Elimination	(3)	(3)	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,885	$2,770	4%	(1)%	—%	(2)%	7%
Total revenue increased $115 million, or 4%, to $2,885 million, compared to prior year period, including organic revenue growth of 7%, primarily driven by strong new business generation globally across the portfolio and improved retention and penetration of existing clients within the renewal book.
Commercial Risk Solutions organic revenue growth of 7% was driven by growth across every major geography, highlighted by double-digit growth in the U.S., driven by strong new business generation and management of the renewal book portfolio, as well as double-digit growth in Latin America. On average globally, exposures and pricing were both modestly positive, resulting in a modestly positive market impact overall.
Reinsurance Solutions organic revenue growth of 17% was driven by double-digit growth across every major business, highlighted by continued net new business generation globally and strong growth in catastrophe bonds within capital markets transactions. In addition, market impact was modestly positive on results in the fourth quarter.
Retirement Solutions organic revenue growth of 3% was driven by growth across every major business, highlighted by particular strength in our rewards and assessment businesses within the Human Capital practice, as well as double-digit growth in delegated investment management. Results also reflect modest growth in core retirement driven by strong retention and project-related work.
Health Solutions organic revenue growth of 5% was driven by strong growth globally in health and benefits brokerage, with growth across every major geography and highlighted by particular strength internationally. In the

U.S., we saw strong new business generation and double-digit growth in voluntary benefits, a specific area of continued investment driven by increased client demand. Results were partially offset by a decline in project-related work within the health care exchange business.
Data & Analytic Services organic revenue growth of 6% was driven by growth globally across our affinity business, with particular strength in the U.S. driven by double-digit new business generation. Results also reflect solid growth in the Aon Inpoint and ReView businesses driven by strong retention.

FOURTH QUARTER 2019 EXPENSE REVIEW

	Three Months Ended
(millions, except percentages)	Dec 31, 2019	Dec 31, 2018	$ Change	% Change
Expenses
Compensation and benefits	$1,601	$1,601	$—	—%
Information technology	131	121	10	8
Premises	91	87	4	5
Depreciation of fixed assets	48	50	(2)	(4)
Amortization and impairment of intangible assets	97	101	(4)	(4)
Other general expense	393	311	82	26
Total operating expenses	$2,361	$2,271	$90	4%
Compensation and benefits expense was flat compared to the prior year period due primarily to a $63 million increase in restructuring charges and an increase in expense associated with 7% organic revenue growth, partially offset by $22 million of incremental savings from restructuring and other operational improvement initiatives, a $19 million favorable impact from foreign currency translation, and a $9 million decrease in expenses related to divestitures, net of acquisitions.
Information technology expense increased $10 million, or 8%, compared to the prior year period due primarily to an increase in investments to support growth initiatives across the portfolio and enhance capabilities of our Aon Business Services organization, partially offset by $12 million of incremental savings from restructuring and other operational improvement initiatives and a $7 million decrease in restructuring charges.
Premises expense increased $4 million, or 5%, compared to the prior year period due primarily to a $12 million increase in restructuring charges, partially offset by a reduction of costs as we continue to optimize our global real estate footprint.
Depreciation of fixed assets expense decreased $2 million, or 4%, compared to the prior year period.
Amortization and impairment of intangible assets expense decreased $4 million, or 4%, compared to the prior year period.
Other general expenses increased $82 million, or 26%, compared to the prior year period due primarily to an increase in investments to support growth initiatives across the portfolio and enhance capabilities of our Aon Business Services organization, partially offset by a $22 million decrease in restructuring charges and $20 million of incremental savings from restructuring and other operational improvement initiatives.
FOURTH QUARTER 2019 INCOME SUMMARY
The fourth quarter 2019 financial results discussed herein represent performance from continuing operations unless otherwise noted. In addition, certain noteworthy items impacted adjusted operating income and adjusted operating margins in the fourth quarters of 2019 and 2018, which are also described in detail in “Reconciliation of Non-

GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share” on page 10 of this press release.

	Three Months Ended
(millions, except percentages)	Dec 31, 2019	Dec 31, 2018	% Change
Revenue	$2,885	$2,770	4%
Expenses	2,361	2,271	4
Operating income	$524	$499	5%
Operating margin	18.2%	18.0%
Operating income - as adjusted	$804	$716	12%
Operating margin - as adjusted	27.9%	25.8%

Operating income increased to $524 million. Adjusting for certain items detailed on page 10 of this press release, operating income increased $88 million, or 12%, and operating margin increased 210 basis points to 27.9%, each compared to the prior year period. Adjusted operating income and margin primarily reflects strong organic revenue growth, including double-digit growth in certain priority areas of investment, and $54 million, or +190 basis points, of incremental savings from restructuring and other operational initiatives, partially offset by a $10 million unfavorable impact from foreign currency translation. Operating income growth and operating margin expansion compared to the prior year period also reflect the absorption of investment to support long-term Aon United growth initiatives.
Interest income increased $4 million to $4 million compared to the prior year period reflecting the currency composition of operating cash. Interest expense increased $10 million to $80 million compared to the prior year period reflecting higher outstanding debt balances. Other pension expense of $3 million reflects $6 million of settlement charges primarily in the UK, partially offset by $3 million of pension income. Other expense of $4 million primarily reflects net losses due to the unfavorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies and losses on certain company-owned life insurance plans, partially offset by a gain on the sale of a business.
DISCONTINUED OPERATIONS
Net income from discontinued operations was $0 million, or an immaterial impact per share, compared to $69 million, or $0.28 per share, in the prior year period. Net income from discontinued operations in the prior year period was primarily impacted by tax adjustments related to finalizing the 2017 accounting for U.S. Tax Reform as it relates to the sale of the Divested Business.

2019 FULL YEAR SUMMARY
The full year financial results discussed herein represent performance from continuing operations unless otherwise noted.
Total revenue in 2019 increased $243 million, or 2%, to $11.0 billion compared to the prior year, driven by 6% organic revenue growth, partially offset by a 3% unfavorable impact from foreign currency translation and a 1% unfavorable impact from divestitures, net of acquisitions.
Net income from continuing operations attributable to Aon shareholders was $1,533 million, or $6.37 per share, compared to $1,060 million, or $4.29 per share, in the prior year. Net income per share from continuing operations, adjusted for certain items, increased 12% to $9.17, including an unfavorable impact of $0.23 per share from foreign currency translation, compared to $8.16 in the prior year. Certain items that impacted full year results and comparisons against the prior year are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share” on page 10 of this press release.

During 2019, the Company repurchased approximately 10.5 million Class A Ordinary Shares for approximately $2.0 billion at an average price of $186.33 per share.
Conference Call, Presentation Slides and Webcast Details
The Company will host a conference call on Friday, January 31, 2020 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.
About Aon
Aon plc (NYSE:AON) Aon is a leading global professional services firm providing a broad range of risk, retirement and health solutions. Our 50,000 colleagues in 120 countries empower results for clients by using proprietary data and analytics to deliver insights that reduce volatility and improve performance.
Safe Harbor Statement
This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of our revenues, cash flow and liquidity, expected tax rates, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “probably”, “potential”, “looking forward”, or similar expressions, we are making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward looking statements: general economic and political conditions in different countries in which Aon does business around the world, including the U.K.’s expected withdrawal from the European Union; changes in the competitive environment; fluctuations in exchange and interest rates that could influence revenue and expense; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt limiting financial flexibility or increasing borrowing costs; rating agency actions that could affect Aon's ability to borrow funds; volatility in our tax rate due to a variety of different factors, including U.S. tax reform; changes in estimates or assumptions on our financial statements; limits on Aon’s subsidiaries to make dividend and other payments to Aon; the impact of lawsuits and other contingent liabilities and loss contingencies arising from errors and omissions and other claims against Aon; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the impact of any investigations brought by regulatory authorities in the United States, U.K. and other countries; the impact of any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; failure to protect intellectual property rights or allegations that we infringe on the intellectual property rights of others; the effects of English law on our operating flexibility and the enforcement of judgments against Aon; the failure to retain and attract qualified personnel; international risks associated with Aon’s global operations; the effect of natural or man-made disasters; the potential of a system or network breach or disruption resulting in operational interruption or improper disclosure of personal data; Aon’s ability to develop and implement new technology; the damage to our reputation among clients, markets or third parties; the actions taken by third parties that perform aspects of our business operations and client services; the extent to which Aon manages certain risks created in connection with the various services, including fiduciary and investments and other advisory services and business process outsourcing services, among others, that Aon currently provides, or will provide in the future, to clients; Aon’s ability to continue, and the costs and the costs and risks associated with, growing, developing and integrating companies that it acquires or new lines of business; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; changes in the health care system or our relationships with insurance carriers; Aon’s ability to implement initiatives intended to yield cost savings, and the ability to achieve those cost savings; risks and uncertainties in connection with the sale of our divested business; and our ability to realize the expected benefits from our restructuring plan.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance. The factors identified above are not exhaustive. Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Further information concerning Aon and its businesses, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31, 2018 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019, and September 30, 2019, and Aon's additional reports filed with the SEC for a further discussion of these and other risks and uncertainties applicable to Aon’s businesses. These factors may be revised or supplemented in subsequent reports. Aon is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information related to organic revenue growth, free cash flow, adjusted operating margin, and adjusted earnings per share for continuing operations that exclude the effects of intangible asset amortization, restructuring, capital expenditures, and certain other noteworthy items that affected results for the comparable periods. Organic revenue growth includes the impact of intercompany activity and excludes foreign exchange rate changes, acquisitions, divestitures, transfers between revenue lines, fiduciary investment income, and gains or losses on derivatives accounted for as hedges. The impact of foreign exchange is determined by translating last year’s revenue, expense or net income at this year’s foreign exchange rates. Reconciliations to the closest U.S. GAAP measure for each non-GAAP measure presented in this press release are provided in the attached appendices. Supplemental organic revenue growth information and additional measures that exclude the effects of certain items noted above do not affect net income or any other U.S. GAAP reported amounts. Free cash flow is cash flow from operating activity less capital expenditures. The effective tax rate, as adjusted, excludes the applicable tax impact associated with expenses for estimated intangible asset amortization, restructuring, and certain other noteworthy items. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. They should be viewed in addition to, not in lieu of, the Company’s Consolidated Financial Statements, which can be found at www.aon.com. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

Investor Contact:	Media Contact:
Investor Relations	Will Dunn
312-381-3310	212-441-1819
investor.relations@aon.com	will.dunn@aon.com

Aon plc
Consolidated Statements of Income (Unaudited)

	Three Months Ended			Twelve Months Ended
(millions, except per share data)	Dec 31, 2019	Dec 31, 2018	% Change	Dec 31, 2019	Dec 31, 2018	% Change
Revenue
Total revenue	$2,885	$2,770	4%	$11,013	$10,770	2%
Expenses
Compensation and benefits	1,601	1,601	—%	6,054	6,103	(1)%
Information technology	131	121	8%	494	484	2%
Premises	91	87	5%	339	370	(8)%
Depreciation of fixed assets	48	50	(4)%	172	176	(2)%
Amortization and impairment of intangible assets	97	101	(4)%	392	593	(34)%
Other general expense	393	311	26%	1,393	1,500	(7)%
Total operating expenses	2,361	2,271	4%	8,844	9,226	(4)%
Operating income	524	499	5%	2,169	1,544	40%
Interest income	4	—	100%	8	5	60%
Interest expense	(80)	(70)	14%	(307)	(278)	10%
Other income (expense)	(7)	(8)	(13)%	1	(25)	(104)%
Income from continuing operations before income taxes	441	421	5%	1,871	1,246	50%
Income tax expense (1)	59	137	(57)%	297	146	103%
Net income from continuing operations	382	284	35%	1,574	1,100	43%
Net income (loss) from discontinued operations	—	69	(100)%	(1)	74	(101)%
Net income	382	353	8%	1,573	1,174	34%
Less: Net income attributable to noncontrolling interests	8	8	—%	41	40	3%
Net income attributable to Aon shareholders	$374	$345	8%	$1,532	$1,134	35%

Basic net income per share attributable to Aon shareholders
Continuing operations	$1.59	$1.14	39%	$6.42	$4.32	49%
Discontinued operations	—	0.28	(100)%	—	0.30	(100)%
Net income	$1.59	$1.42	12%	$6.42	$4.62	39%
Diluted net income per share attributable to Aon shareholders
Continuing operations	$1.58	$1.13	40%	$6.37	$4.29	48%
Discontinued operations	—	0.28	(100)%	—	0.30	(100)%
Net income	$1.58	$1.41	12%	$6.37	$4.59	39%
Weighted average ordinary shares outstanding - basic	234.7	242.4	(3)%	238.6	245.2	(3)%
Weighted average ordinary shares outstanding - diluted	237.0	245.0	(3)%	240.6	247.0	(3)%

(1)
The effective tax rate was 13.4% and 32.5% for the three months ended December 31, 2019 and 2018, respectively, and 15.9% and 11.7% for the twelve months ended December 31, 2019 and 2018, respectively.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow (Unaudited)
Organic Revenue Growth From Continuing Operations (Unaudited)

	Three Months Ended
(millions)	Dec 31, 2019	Dec 31, 2018	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Commercial Risk Solutions	$1,331	$1,273	5%	(2)%	—%	—%	7%
Reinsurance Solutions	187	162	15	(1)	1	(2)	17
Retirement Solutions	494	509	(3)	(1)	—	(5)	3
Health Solutions	585	558	5	(1)	—	1	5
Data & Analytic Services	291	271	7	(2)	—	3	6
Elimination	(3)	(3)	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,885	$2,770	4%	(1)%	—%	(2)%	7%

	Twelve Months Ended
(millions)	Dec 31, 2019	Dec 31, 2018	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Commercial Risk Solutions	$4,673	$4,652	—%	(3)%	—%	(4)%	7%
Reinsurance Solutions	1,686	1,563	8	(2)	1	(1)	10
Retirement Solutions	1,817	1,865	(3)	(2)	—	(3)	2
Health Solutions	1,667	1,596	4	(3)	—	2	5
Data & Analytic Services	1,184	1,105	7	(3)	—	6	4
Elimination	(14)	(11)	N/A	N/A	N/A	N/A	N/A
Total revenue	$11,013	$10,770	2%	(3)%	—%	(1)%	6%

(1)	Currency impact is determined by translating last year's revenue at this year's foreign exchange rates.

(2)
Fiduciary investment income for the three months ended December 31, 2019 and 2018, respectively, was $16 million and $16 million. Fiduciary investment income for the twelve months ended December 31, 2019 and 2018, respectively, was $74 million and $53 million.

(3)
Organic revenue growth includes the impact of intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions, divestitures, transfers between revenue lines, and gains and losses on derivatives accounted for as hedges.

Free Cash Flow from Continuing Operations (Unaudited)

	Twelve Months Ended
(millions)	Dec 31, 2019	Dec 31, 2018	% Change
Cash Provided By Continuing Operating Activities	$1,835	$1,686	9%
Capital Expenditures Used for Continuing Operations	(225)	(240)	(6)
Free Cash Flow Provided by Continuing Operations (1)	$1,610	$1,446	11%

(1)
Free cash flow is defined as cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended			Twelve Months Ended
(millions, except percentages)	Dec 31, 2019	Dec 31, 2018	% Change	Dec 31, 2019	Dec 31, 2018	% Change
Revenue from continuing operations	$2,885	$2,770	4%	$11,013	$10,770	2%

Operating income from continuing operations	$524	$499	5%	$2,169	$1,544	40%
Amortization and impairment of intangible assets (2)	97	101		392	593
Restructuring	170	119		451	485
Legacy Litigation (3)	13	(3)		13	75
Operating income from continuing operations - as adjusted	$804	$716	12%	$3,025	$2,697	12%
Operating margin from continuing operations	18.2%	18.0%		19.7%	14.3%
Operating margin from continuing operations - as adjusted	27.9%	25.8%		27.5%	25.0%

	Three Months Ended			Twelve Months Ended
(millions, except per share data)	Dec 31, 2019	Dec 31, 2018	% Change	Dec 31, 2019	Dec 31, 2018	% Change
Operating income from continuing operations - as adjusted	$804	$716	12%	$3,025	$2,697	12%
Interest income	4	—	100%	8	5	60%
Interest expense	(80)	(70)	14%	(307)	(278)	10%
Other income (expense):
Other income (expense) - pensions - as adjusted (4)	(3)	11	(127)%	9	38	(76)%
Other income (expense) - other	(4)	(14)	(71)%	(8)	(26)	(69)%
Total Other income (expense) - as adjusted (4)	(7)	(3)	133%	1	12	(92)%
Income before income taxes from continuing operations - as adjusted	721	643	12%	2,727	2,436	12%
Income tax expense (5)	113	106	7%	478	379	26%
Net income from continuing operations - as adjusted	608	537	13%	2,249	2,057	9%
Less: Net income attributable to noncontrolling interests	8	8	—%	41	40	3%
Net income attributable to Aon shareholders from continuing operations - as adjusted	$600	$529	13%	$2,208	$2,017	9%
Net income (loss) from discontinued operations - as adjusted(6)	$—	$(4)	(100)%	$(1)	$(8)	(88)%
Net income attributable to Aon shareholders - as adjusted	$600	$525	14%	$2,207	$2,009	10%
Diluted net income (loss) per share attributable to Aon shareholders
Continuing operations - as adjusted	$2.53	$2.16	17%	$9.17	$8.16	12%
Discontinued operations - as adjusted	—	(0.02)	(100)%	—	(0.03)	(100)%
Net income attributable to Aon shareholders - as adjusted	$2.53	$2.14	18%	$9.17	$8.13	13%
Weighted average ordinary shares outstanding - diluted	237.0	245.0	(3)%	240.6	247.0	(3)%
Effective Tax Rates (5)
Continuing Operations - U.S. GAAP	13.4%	32.5%		15.9%	11.7%
Continuing Operations - Non-GAAP	15.7%	16.5%		17.5%	15.6%
Discontinued Operations - U.S. GAAP	17.6%	1,437.2%		47.4%	15,949.3%
Discontinued Operations - Non-GAAP (6)	17.6%	20.1%		47.4%	29.7%

(1)	Certain noteworthy items impacting operating income in 2019 and 2018 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)	Included in the twelve months ended December 30, 2018 was a $176 million non-cash impairment charge taken on certain assets and liabilities held for sale.

(3)
During the fourth quarter of 2019 we settled legacy litigation that had been reported in a prior year as an adjustment to GAAP earnings.  In connection with the settlement, we recorded a $13 million charge in the quarter, which represents the difference between the amount accrued in the prior year and the final settlement amount of the legacy litigation.

(4)	Adjusted Other income (expense) excludes pension settlement charges of $5 million and $37 million for the three and twelve months ended December 31, 2018, respectively.

(5)
Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring plan expenses, legacy litigation, accelerated tradename amortization, impairment charges and non-cash pension settlement charges, which are adjusted at the related jurisdictional rate. In addition, tax expense excludes the tax impacts of the sale of the disposal group and enactment date impacts of U.S. Tax Reform.

(6)
Adjusted net income from discontinued operations excludes the gain on sale of discontinued operations of $73 million and $82 million for the three and twelve months ended December 31, 2018, respectively. The effective tax rate was further adjusted for the applicable tax impact associated with the sale, as applicable.

Aon plc
Pro Forma Historical Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share from Continuing Operations as Adjusted for Changes in Accounting Guidance (Unaudited) (1)(2)

	Pro Forma Periods					Reported Periods
	Three Months Ended (5)				Full Year 2017 (5)	Three Months Ended (6)				Full Year 2018 (6)	Three Months Ended (7)				Full Year 2019 (7)
(millions, except per share data)	Mar 31, 2017	Jun 30, 2017	Sep 30, 2017	Dec 31, 2017		Mar 31, 2018	Jun 30, 2018	Sep 30, 2018	Dec 31, 2018		Mar 31, 2019	Jun 30, 2019	Sep 30, 2019	Dec 31, 2019
Revenue
Commercial Risk Solutions	$989	$1,041	$915	$1,218	$4,163	$1,184	$1,166	$1,029	$1,273	$4,652	$1,118	$1,167	$1,057	$1,331	$4,673
Reinsurance Solutions	671	345	257	153	1,426	742	380	279	162	1,563	788	420	291	187	1,686
Retirement Solutions	385	388	492	489	1,754	424	431	501	509	1,865	420	419	484	494	1,817
Health Solutions	428	281	277	526	1,512	451	309	278	558	1,596	486	317	279	585	1,667
Data & Analytic Services	273	281	287	299	1,140	294	277	263	271	1,105	336	286	271	291	1,184
Elimination	—	(4)	(5)	(1)	(10)	(5)	(2)	(1)	(3)	(11)	(5)	(3)	(3)	(3)	(14)
Total revenue	$2,746	$2,332	$2,223	$2,684	$9,985	$3,090	$2,561	$2,349	$2,770	$10,770	$3,143	$2,606	$2,379	$2,885	$11,013
Expenses
Compensation and benefits	1,548	1,471	1,420	1,568	6,007	1,616	1,494	1,392	1,601	6,103	1,584	1,501	1,368	1,601	6,054
Information technology	88	98	109	124	419	115	123	125	121	484	117	126	120	131	494
Premises	84	86	89	89	348	93	96	94	87	370	87	85	76	91	339
Depreciation of fixed assets	54	54	40	39	187	39	47	40	50	176	40	40	44	48	172
Amortization of intangible assets	43	460	101	100	704	110	282	100	101	593	97	97	101	97	392
Other general expenses	307	330	307	328	1,272	318	535	336	311	1,500	346	344	310	393	1,393
Total operating expenses	2,124	2,499	2,066	2,248	8,937	2,291	2,577	2,087	2,271	9,226	2,271	2,193	2,019	2,361	8,844
Operating income	622	(167)	157	436	1,048	799	(16)	262	499	1,544	872	413	360	524	2,169
Amortization of intangible assets	43	460	101	100	704	110	282	100	101	593	97	97	101	97	392
Restructuring	144	155	102	96	497	74	195	97	119	485	91	127	63	170	451
Legacy Litigation	—	—	—	—	—	—	103	(25)	(3)	75	—	—	—	13	13
Regulatory and compliance matters	—	34	8	(14)	28	—	—	—	—	—	—	—	—	—	—
Operating income - as adjusted	809	482	368	618	2,277	983	564	434	716	2,697	1,060	637	524	804	3,025
Operating margin from continuing operations - as adjusted	29.5%	20.7%	16.6%	23.0%	22.8%	31.8%	22.0%	18.5%	25.8%	25.0%	33.7%	24.4%	22.0%	27.9%	27.5%
Interest income	2	8	10	7	27	4	1	—	—	5	2	1	1	4	8
Interest expense	(70)	(71)	(70)	(71)	(282)	(70)	(69)	(69)	(70)	(278)	(72)	(77)	(78)	(80)	(307)
Other income (expense):															—
Other income (expense) - pensions - as adjusted (3)	8	9	9	16	42	9	9	9	11	38	4	5	3	(3)	9
Other income (expense) - other - as adjusted (4)	(10)	(5)	(5)	(19)	(39)	(17)	4	1	(14)	(26)	(4)	1	(1)	(4)	(8)
Total Other income (expense) - as adjusted (3)(4)	(2)	4	4	(3)	3	(8)	13	10	(3)	12	—	6	2	(7)	1
Income before income taxes from continuing operations - as adjusted	739	423	312	551	2,025	909	509	375	643	2,436	990	567	449	721	2,727
Income taxes	98	68	54	81	301	150	75	48	106	379	167	102	96	113	478
Income from continuing operations - as adjusted	641	355	258	470	1,724	759	434	327	537	2,057	823	465	353	608	2,249
Less: Net income attributable to noncontrolling interests	14	9	7	7	37	16	10	6	8	40	17	10	6	8	41
Net income attributable to Aon shareholders from continuing operations - as adjusted	$627	$346	$251	$463	$1,687	$743	$424	$321	$529	$2,017	$806	$455	$347	$600	$2,208
Diluted earnings per share from continuing operations - as adjusted	$2.35	$1.31	$0.98	$1.82	$6.47	$2.97	$1.71	$1.31	$2.16	$8.16	$3.31	$1.87	$1.45	$2.53	$9.17
Weighted average ordinary shares outstanding - diluted	267.0	264.3	257.3	254.5	260.7	250.2	247.4	245.6	245.0	247.0	243.7	242.8	239.1	237.0	240.6

Notes

(1)	Certain noteworthy items impacting operating income in 2017, 2018, and 2019, are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)
The 2017 historical periods presented above have been adjusted retrospectively to reflect Aon’s adoption of the new revenue recognition standard in the first quarter of 2018. For a complete reconciliation of prior period reported balances to the pro forma adjusted balances above, please refer to our press release issued on February 2, 2018.

(3)
Adjusted Other income (expense) excludes pension settlement charges taken within each respective period. Pension settlement charges were $128 million for the three and twelve months ended December 31, 2017. Pension settlement charges were $7 million, $16 million, $9 million, and $5 million, respectively, for the three months ended March 31, 2018, June 30, 2018, September 30, 2018, and December 31, 2018, and $37 million for the twelve months ended December 31, 2018.

(4)
For illustrative purposes, the impact of the total foreign currency related to the new revenue accounting guidance is excluded from the Pro Forma financial statements. The impact on Other income (expense) of foreign currency due to this new guidance was $(2) million, $(4) million, $(6) million, and $1 million, respectively, for the three months ended March 31, 2017, June 30, 2017, September 30, 2017, and December 31, 2017, and $(11) million for the twelve months ended December 31, 2017.

(5)
The non-GAAP effective tax rates reported were 11.1%, 15.6%, 17.5%, and 15.5%, respectively, for the three months ended March 31, 2017, June 30, 2017, September 30, 2017, and December 31, 2017, and 14.9% for the twelve months ended December 31, 2017. Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring expenses, accelerated tradename amortization, impairment charges, regulatory and compliance provisions, and non-cash pension settlements, which are adjusted at the related jurisdictional rate. In addition, tax expense excludes the provisional estimates of the impact of U.S. Tax Reform. The non-GAAP effective tax rates for continuing operations, adjusted for the change in accounting guidance were 13.3%, 16.1%, 17.3%, and 14.7% for the three months ended March 31, 2017, June 30, 2017, September 30, 2017, and December 31, 2017, and 14.9% for the twelve months ended December 31, 2017.

(6)
The non-GAAP effective tax rates reported were 16.5%, 14.7%, 12.8%, and 16.5% respectively, for the three months ended March 31, 2018, June 30, 2018, September 30, 2018, and December 31, 2018 and 15.6% for the twelve months ended December 31, 2018. Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring expenses, legacy litigation, accelerated tradename amortization, impairment charges, and non-cash pension settlement charges, which are adjusted at the related jurisdictional rate. In addition, tax expense excludes the tax impacts of the sale of certain assets and liabilities previously classified as held for sale, as well as enactment date impacts of US Tax Reform.

(7)
The non-GAAP effective tax rates reported were 16.9%, 18.0%, 21.4%, and 15.7% respectively, for the three months ended March 31, 2019, June 30, 2019, September 30, 2019, and December 31, 2019 and 17.5% for the twelve months ended December 31, 2019. Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring expenses and accelerated tradename amortization, which are adjusted at the related jurisdictional rate. In addition, the tax expense excludes the tax impacts of payment of certain legacy litigation and enactment date impacts of the Tax Cuts and Jobs Act of 2017.

Aon plc
Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	December 31, 2019	December 31, 2018
Assets
Current Assets
Cash and cash equivalents	$790	$656
Short-term investments	138	172
Receivables, net	3,112	2,760
Fiduciary assets (1)	11,834	10,166
Other current assets	602	618
Total Current Assets	16,476	14,372
Goodwill	8,165	8,171
Intangible assets, net	783	1,149
Fixed assets, net	621	588
Operating lease right-of-use assets	929	—
Deferred tax assets	645	561
Prepaid pension	1,216	1,133
Other non-current assets	570	448
Total Assets	$29,405	$26,422

Liabilities and equity
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	$1,939	$1,943
Short-term debt and current portion of long-term debt	712	251
Fiduciary liabilities	11,834	10,166
Other current liabilities	1,086	936
Total Current Liabilities	15,571	13,296
Long-term debt	6,627	5,993
Non-current operating lease liabilities	944	—
Deferred tax liabilities	199	181
Pension, other postretirement, and postemployment liabilities	1,738	1,636
Other non-current liabilities	877	1,097
Total Liabilities	25,956	22,203

Equity
Ordinary shares - $0.01 nominal value	2	2
Additional paid-in capital	6,152	5,965
Retained earnings	1,254	2,093
Accumulated other comprehensive loss	(4,033)	(3,909)
Total Aon Shareholders' Equity	3,375	4,151
Noncontrolling interests	74	68
Total Equity	3,449	4,219
Total liabilities and equity	$29,405	$26,422

(1)	Includes cash and short-term investments of $5,154 million and $3,866 million for the periods ended December 31, 2019 and 2018, respectively.

Aon plc
Consolidated Statements of Cash Flows (Unaudited)

	Year ended December 31
(millions)	2019	2018
Cash flows from operating activities
Net income	$1,573	$1,174
Less: Income from discontinued operations, net of income taxes	(1)	74
Adjustments to reconcile net income to cash provided by operating activities:
Loss (gain) from sales of businesses and investments, net	(13)	6
Depreciation of fixed assets	172	176
Amortization and impairment of intangible assets	392	593
Share-based compensation expense	317	338
Deferred income taxes	(36)	(225)
Change in assets and liabilities:
Fiduciary receivables	(409)	(679)
Short-term investments — funds held on behalf of clients	(1,246)	(320)
Fiduciary liabilities	1,655	999
Receivables, net	(371)	(127)
Accounts payable and accrued liabilities	(28)	25
Restructuring reserves	3	23
Current income taxes	(20)	34
Pension, other postretirement and postemployment liabilities	(156)	(259)
Other assets and liabilities	1	2
Cash provided by operating activities	1,835	1,686

Cash flows from investing activities
Proceeds from investments	61	71
Payments for investments	(113)	(80)
Net sales (purchases) of short-term investments — non-fiduciary	35	348
Acquisition of businesses, net of cash acquired	(39)	(58)
Sale of businesses, net of cash sold	52	(10)
Capital expenditures	(225)	(240)
Cash provided by (used for) investing activities	(229)	31

Cash flows from financing activities
Share repurchase	(1,960)	(1,470)
Issuance of shares for employee benefit plans	(131)	(149)
Issuance of debt	6,052	5,754
Repayment of debt	(4,941)	(5,417)
Cash dividends to shareholders	(410)	(382)
Noncontrolling interests and other financing activities	(103)	(35)
Cash used for financing activities	(1,493)	(1,699)

Effect of exchange rates on cash and cash equivalents	21	(118)
Net increase (decrease) in cash and cash equivalents	134	(100)
Cash and cash equivalents at beginning of period	656	756
Cash and cash equivalents at end of year(1)	$790	$656

Aon plc
Restructuring Plan (Unaudited) (1)

	Years ended December 31
	2019	2018	2017	Completed Plan Total
Workforce reduction	$205	$115	$299	$619
Technology rationalization	39	47	33	119
Lease consolidation	33	28	8	69
Asset impairments	14	13	26	53
Other costs associated with restructuring and separation (2)	160	282	131	573
Total restructuring and related expenses	$451	$485	$497	$1,433

(1)
In the Consolidated Statements of Income, workforce reductions are included in "Compensation and benefits," technology rationalization is included in "Information technology," lease consolidations are included in "Premises," asset impairments are included in "Depreciation of fixed assets," and other costs associated with restructuring and separation are included in "Other general expenses" depending on the nature of the expense.

(2)
Other costs associated with the Restructuring Plan include those to separate the Divested Business, as well as moving costs, and consulting and legal fees. These costs are typically recognized when incurred.